Exhibit 97.1

ESAB Corporation
Clawback Policy

Recoupment of Incentive-Based Compensation

It is the policy of ESAB Corporation (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance of the Company with any financial reporting requirement under U.S. federal securities laws, the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received by such Covered Executive had it been determined based on the restated financial statements.

Recoupment of Incentive-Based Compensation

This Policy is administered by the Compensation and Human Capital Management Committee of the Company’s Board of Directors (the “Committee”). This Policy is intended to comply with, to be administered and interpreted consistent with, and to be subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

For purposes of this Policy:

“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return. Incentive-Based Compensation includes any cash compensation paid and any awards granted under the Company’s 2022 Omnibus Incentive Plan to the extent based in whole or in part on such attainment.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

“Covered Executive” means any officer of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy and any “transition period” as prescribed under Rule 10D-1.

If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if, and to the extent that, the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against the loss of any Incentive-Based Compensation pursuant to this Policy.